                                                                   EXHIBIT 10.45

                                 [LETTERHEAD]


                               FIRST AMENDMENT
                           TO SEPARATION AGREEMENT

     This Amendment to Separation Agreement ("this Amendment") dated as of June 6, 1996, is between MOLECULAR BIOSYSTEMS, INC., a Delaware Corporation ("MBI") and STEVEN LAWSON ("LAWSON").

                                 Recitals

     A. MBI and LAWSON are parties to a Separation Agreement dated as of May 10, 1996 ("the Agreement").

     B. Paragraph 20 of the Agreement provides in part: "No change or modification of this Agreement shall be valid unless the same be in writing and signed by both parties."

     C. MBI and LAWSON wish to amend the Agreement with respect to LAWSON'S separation payments from MBI.

     THEREFORE, in consideration of the mutual promises contained herein and in the Agreement, MBI and LAWSON agree as follows:

     1. Paragraph 4 shall be stricken in its entirety and replaced by the following:

          4. SEPARATION PAYMENTS. In consideration of LAWSON'S agreement to extend his employment as described in paragraph 3 and his other undertakings in this Agreement, and in view of his fiduciary relationship to MBI as in-house lawyer and long-time senior officer, MBI shall make separation payments to LAWSON equivalent to nine (9) months of his current salary, characterized as follows:

          (a) Payments equivalent to three-months' salary as a bonus for agreeing to remain employed at MBI past his noticed termination date; and

          (b)  Payments equivalent to six-months' salary as a severance payment.

     This amount shall be paid to LAWSON over an eighteen (18) month period beginning June 1, 1996, through November 30, 1997. The payments shall be made to LAWSON on a bi-weekly basis on the same dates that MBI pays its current employees according to its normal business practices. Each payment shall be equal to half of LAWSONS' regular bi-weekly salary payments prior to his resignation. MBI shall withhold customary payroll taxes.

AGREED:


                                        MOLECULAR BIOSYSTEMS, INC.



                                        /s/ B. Venkatadri
                                        ________________________________________
                                        Bobba Venkatadri
                                        President and COO






                                        /s/ Steven Lawson
                                        ________________________________________
                                        STEVEN LAWSON

                             SEPARATION AGREEMENT


     SEPARATION AGREEMENT, dated as of May 10, 1996, between STEVEN LAWSON, residing at 15757 Hidden Valley Drive, Poway, California, 92064 ("LAWSON"), and MOLECULAR BIOSYSTEMS, INC., a Delaware corporation with its principal office at 10030 Barnes Canyon Road, San Diego, California 92121 ("MBI").


                                 RECITALS

     A. LAWSON is employed by MBI as its Vice President - Legal Affairs and General Counsel. He has been employed in that capacity since January 1, 1992.

     B. On April 15, 1996, LAWSON delivered to MBI his voluntary resignation, effective as of April 30, 1996, or as of such other date as LAWSON and MBI might agree, pursuant to the 15-day notice provision of his written employment agreement (attached).

     C. MBI desires to extend LAWSON's employment past his effective termination date and to secure his agreement to certain other terms and conditions. LAWSON desires to agree to such extended employment and other terms and conditions.

     THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

                             TERMS AND CONDITIONS

     1. DESCRIPTION. Lawson's resignation from MBI shall be regarded as voluntary.

     2. EFFECTIVE DATE. This Agreement shall become effective on the eighth day following its execution, unless LAWSON has revoked acceptance during the seven days prior thereto. Regardless of when this takes place, the Agreement shall be deemed to have been in effect retroactive to April 30, 1996. This Agreement shall not become effective until executed by LAWSON and MBI. LAWSON acknowledges that he has been give 21 days to consider the terms of this Agreement.

     3. EXTENSION OF EMPLOYMENT. LAWSON shall remain employed full-time at MBI through May 31, 1996, at his current salary and other current terms and conditions of employment. LAWSON has advised MBI that he has accepted a position as Adjunct Professor of Law at California Western School of Law and that he will be required to spend some time away from the office through May 31,

1996. However, he shall spend substantially all of his regular working hours at MBI and shall attend to all of his regular duties in the normal course of business, provided that he shall not attend (i) the regular May meeting of the MBI Board of Directors (ii) scheduled meetings of the senior management group or general management group, or (iii) all-employee meetings.

     4. SEPARATION PAYMENTS. In consideration of LAWSON's agreement to extend his employment as described in Paragraph 3 and his other undertakings in this Agreement, and in view of his fiduciary relationship to MBI as in-house lawyer and long-time senior officer, MBI shall make separation payments to LAWSON equivalent to nine months of his current salary, characterized as follows:

     (a) Payments equivalent to three-months' salary as a bonus for agreeing to remain employed at MBI past his noticed termination date; and

     (b)  Payments equivalent to six-months' salary as a severance payment.

This amount shall be paid to LAWSON in bi-weekly installments on the same dates and in the same manner as if LAWSON were employed by MBI for the nine-month period beginning June 1, 1996, through February 28, 1997. The COMPANY shall withhold customary payroll taxes.

     5.   WELFARE BENEFITS.

          (a) GENERAL. Regular medical, dental, vision and life insurance will continue through May 31, 1996. Accidental death and dismemberment and Long-term disability insurance will also end May 31, 1996. MBI will pay LAWSON's COBRA premium payments to extend his medical, dental, and vision coverages until February 28, 1997, unless he obtains other insurance during that period, in which case LAWSON shall notify MBI.
     LAWSON may elect to continue paying COBRA for an additional nine months (COBRA benefits are available for a maximum of 18 months) at LAWSON's own cost. LAWSON must notify MBI one month prior to the end of the severance period if he wishes to extend the COBRA coverage beyond the severance period.

          (b) CONVERSION OF LIFE AND LONG-TERM DISABILITY INSURANCE POLICIES. LAWSON will be provided the information needed to request the option of converting both the group life insurance and long-term disability coverage he currently holds into individual policies. LAWSON will work directly with the insurance carrier should he decide this is a desired option. He will need to exercise this option within 31 days following May 31, 1996.

          (c) VACATION. LAWSON will be paid for all vacation hours earned and unused though May 31, 1996.

          (d) 401 (k). LAWSON must make a decision regarding his 401 (k) plan account within 30 days of May 31, 1996. If LAWSON's account value is $3500 or more, he may elect to have his 401 (k) plan assets remain in MBI's plan, with no additional deposits or loan options, or elect to request that his assets be rolled over to another qualified tax-deferred plan or elect a cash distribution. If LAWSON's account value is less that $3500, he must elect either a cash distribution or rollover of assets.

Representatives of Human Resources will be available to explain details of these items.

     6.   STOCK OPTIONS AND TRANSACTIONS IN MBI SECURITIES.

          (a) VESTING AND EXERCISE PERIOD. LAWSON has been granted stock options as described in the attached schedule. As of May 31, 1996, MBI will accelerate the vesting of all unvested options to June 1, 1996. MBI will also extend the period of exercisability of all options to the maximum period available under MBI's various stock option plans. (That is, the lapse dates in the charts, which are already at the maximum, will not be reduced on account of LAWSON's ceasing to be an employee.

          (b) RESTRICTIONS ON TRANSACTIONS. Until November 30, 1996 ("Reporting Period"), LAWSON will be under the same constraints imposed by MBI and securities laws on MBI vice presidents regarding the exercise of options and the purchase and sale of MBI securities. During the Reporting Period, LAWSON shall notify MBI of his intentions in this regard (including option exercises) and shall execute such forms, if any, as MBI and the U. S. securities laws require. LAWSON may use the services of MBI's Finance Department to assist him in exercising his options and selling his shares until the options lapse. LAWSON acknowledges that taxes and commissions will be withheld from any profit LAWSON makes on the sale of the stock following exercise and sale. During the Reporting Period, LAWSON will be notified monthly, along with other MBI Section 16(b) reporting persons, as to the current trading status of MBI stock (i.e., "green light, "yellow light," or "red light"). At no time -- presently, or at any future time, during or after the Reporting Period -- may LAWSON trade on inside MBI information.

          (c) BLACKOUT PERIOD. Notwithstanding the foregoing, LAWSON shall not exercise any stock options prior to June 1, 1997, without MBI's permission, provided that LAWSON may exercise any stock options which would otherwise have lapsed prior to June 1, 1997, after the Reporting Period, without restriction (other than the general prohibition against trading on inside information).

     7. COOPERATION; NON-DISPARAGEMENT. LAWSON shall cooperate with MBI in any and all governmental and/or third-party proceedings, including but not limited to lawsuits and other disputes. Following LAWSON's resignation such cooperation shall be at MBI's expense at a reasonable hourly rate for attorneys of LAWSON's experience (except that MBI cannot pay for the content of sworn testimony), provided that (i) LAWSON shall not charge MBI for brief telephone inquiries, and (ii) LAWSON may decline to represent MBI as independent counsel. LAWSON shall keep MBI advised of contacts by governmental agencies and third parties, and shall reasonably cooperate with MBI in handling any response.

     EXAMPLE: After May 31, 1996, MBI receives a demand letter from an attorney for a former employee claiming wrongful termination. The attorney contacts LAWSON to discuss LAWSON's knowledge of the matter. LAWSON shall not discuss the matter with the attorney, and shall advise MBI that he has been contacted. LAWSON shall discuss the matter briefly on the phone with MBI representatives at no charge to MBI. LAWSON shall submit to interviews, review documents, and otherwise assist in MBI's defense of the claim at a reasonable hourly rate. LAWSON shall not be required to handle the defense of the claim as independent counsel.

At LAWSON's request, and subject to Paragraph 11 when applicable, MBI shall provide counsel to LAWSON, if the parties deem counsel necessary or desirable, in any such proceeding at MBI's expense. LAWSON shall not voluntarily cooperate with, testify for, or otherwise assist parties adverse to MBI in a dispute, although LAWSON may respond to compulsory process. LAWSON shall not materially disparage MBI, and MBI shall not materially disparage LAWSON, to any third parties.

     8. CONTACTS FOR REFERENCES. Third parties contacting MBI regarding LAWSON's employment will be told that LAWSON's resignation was voluntary; LAWSON's title; LAWSON's dates of employment; and LAWSON's final salary. At LAWSON's request, MBI will provide LAWSON with a positive letter of reference. The content of the letter will be agreed upon between LAWSON and MBI. LAWSON shall not require that the letter contain any false information.

     9. PRIVILEGE. LAWSON acknowledges that he is and will continue to be bound by the attorney-client privilege in all cases in which it applies unless it is waived by MBI, and that he will assert MBI's privilege in response to any inquiries by persons other than authorized representatives of MBI requiring the disclosure of confidential MBI information, unless otherwise instructed in writing by MBI.

     10.  CONFIDENTIALITY.

          (a) OBLIGATION. LAWSON acknowledge that in the course of LAWSON's employment with MBI LAWSON has had and will have access to and familiarity with information of substantial value to MBI which is not old or generally known to the public and which gives MBI an advantage over its competitors who do not know or use it, including but not limited to strategies, business plans, research, formulas and formulations, techniques, designs, drawings, processes, inventions, developments, equipment, prototype, sales and customer information, and financial information, relating to the business, products, and practices of MBI (hereinafter referred to as "Confidential Information"). LAWSON agrees at all times following his resignation to regard and preserve as confidential such Confidential Information, and to refrain from publishing or disclosing any part of such Confidential Information and from using it except on behalf of MBI. LAWSON further agrees at all times to refrain from any other acts or omissions that would reduce the value of such Confidential Information to MBI and to take all reasonably necessary and desirable precautions to prevent such Confidential Information from being disseminated to any third parties.

          (b) ENFORCEMENT. LAWSON acknowledge that a breach of the terms of this paragraph would threaten MBI with immediate and irreparable harm not readily compensable in money damages, and that MBI would be entitled to injunctive and declaratory relief to stop or prevent any such breach.

Nothing in this paragraph shall be construed to prevent LAWSON from using or disclosing LAWSON's general knowledge of the imaging industry (as opposed to MBI-specific information) acquired at any time prior to or during the course of LAWSON's employment.

     11. INDEMNIFICATION AND REPRESENTATION. If LAWSON is named as a defendant in any legal proceeding where liability is sought to be imposed on him as a result of actions he took, or actions he is alleged to have taken, in the course and scope of his employment by MBI, the MBI Board of Directors shall authorize the advancement of legal expenses, and shall provide for indemnifi-cation of any losses to the maximum extent authorized by, and subject to any restrictions or undertakings required by, MBI's certificate of incorporation, bylaws, or applicable law. LAWSON shall consult wit MBI regarding his legal representation, and, in appropriate cases, MBI shall consent to separate counsel for him, provided that, unless a non-waivable actual conflict exists, LAWSON shall consent to joint representation in appropriate cases.

     12. EMPLOYMENT BY COMPETITORS. This Letter Agreement does not limit LAWSON's ability to work for competitors of MBI, PROVIDED THAT through May 31, 1997, reasonably in advance of accepting any employment or engagement as counsel by any company, individual, or other entity engaged or planning to engage in the development, manufacture, or marketing of ultrasound contrast agents ("Competitor"), LAWSON shall notify the President or Chief Executive Officer of MBI. Prior to accepting any such employment, or promptly following LAWSON's engagement as a lawyer by a Competitor, LAWSON shall give MBI the opportunity to discuss LAWSON's plans with LAWSON in order to explore any possible problems or conflicts. While MBI shall not disparage LAWSON or attempt to dissuade any Competitor from employing or engaging LAWSON, LAWSON acknowledges that MBI may contact such Competitor informing it truthfully of LAWSON's confidentiality and privilege obligations to MBI. MBI shall have no liability to LAWSON in the event of a decision by a Competitor not to employ or engage LAWSON following such contact by MBI. Failure to provide this notice to MBI during this period shall be deemed a material breach of this Agreement.

     13. RELEASE. LAWSON hereby unconditionally, irrevocably, and absolutely releases and discharges MBI, its employees, officers, directors, agents, stockholders, independent contractors, attorneys, consultants, predecessors, successors and assigns (collectively, for purposes of this Paragraph, "MBI"), and MBI hereby unconditionally, irrevocably, and absolutely releases and discharges LAWSON, from any and all claims related in any way to any acts, transactions, or occurrences between LAWSON and MBI to date, including but not limited to all losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising in the course of, or within the scope of, LAWSON's employment with or resignation from MBI. This includes, but is not limited to, any claim of employment discrimination arising under federal, state or local law, including the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, the California Fair Employment and Housing Act, legal malpractice, any other statutory cause of action, and any tort or contract claims.

     WAIVER OF ADDITIONAL CLAIMS. Section 1542 of the Civil Code of the state of California provides as follows:

     A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

LAWSON and MBI each waive and relinquish any right or benefit which they may respectively have under this section of any other provision of the statutory or nonstatutory law or any other jurisdiction to the full extent that each may lawfully waive all such rights and benefits. In connection with such waiver and relinquishment, LAWSON and MBI acknowledge that their respective attorneys or agents may hereafter discover claims or facts in addition to or different from those which they now know or believe to exist, but that it is their respective intention thereby fully, finally, and forever to release all claims, disputes, and differences, known or unknown, suspected or unsuspected, which now exist, may exist, or have existed between the parties, their employees, agents, assigns, and other privies. Unless this provision shall have been procured by fraud, the releases given herein shall be effective regardless of the discovery or existence of any such claim or fact.

     14. OTHER MATTERS. LAWSON will also receive materials prepared by Human Resources describing various rights and duties, including optional benefits, which will come into effect following LAWSON's resignation. LAWSON will also receive instruments as are customarily submitted to resigning employees. LAWSON will cooperate fully in these separation meetings and execute or complete such instruments prior to the conclusion of his employment.

     15.  ACKNOWLEDGMENTS.

          (a) NO PRE-EXISTING OBLIGATION. LAWSON acknowledges that but for the entry by him and MBI into this Agreement, he is not entitled to the payments, stock option acceleration and extension, loan forgiveness, and other consideration provided for in these agreements (with the exception of federal rights such as COBRA).

          (b) ADVICE OF COUNSEL AND OTHER PROFESSIONAL ADVISORS. LAWSON acknowledges that he has been advised in writing to consult with an attorney before entering into this Agreement. LAWSON acknowledges either that he has done so and received counseling to his satisfaction, or that he has declined to do so and voluntarily executed this Agreement without fraud or undue influence.

     16. PROHIBITION AGAINST ASSIGNMENT. LAWSON shall not assign this Letter Agreement or any of the rights, interests and benefits hereunder. However, LAWSON may provide for the assignment, gift, bequest, or transfer of such benefits under this Letter Agreement to LAWSON's survivor(s), or to a trust for their benefit, on LAWSON's death, or in the event that LAWSON suffers a major disability.

     17. ENTIRE AGREEMENT. This Agreement between the parties constitutes the entire agreement between the parties hereto and contains all of the agreements between the parties with respect to its subject matter. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to their subject matter, PROVIDED
THAT Paragraphs 3 (Confidentiality) and 4-9 (relating to inventions made within a year of termination) of LAWSON's Employment Agreement dated January 6, 1992, shall remain in effect.

     18. BINDING EFFECT. This Letter Agreement shall be binding upon and inure to the benefit of both parties and their respective heirs, legal representatives, executors, administrators, and successors.

     19. GOVERNING LAW. This Letter Agreement shall be subject to and governed by the laws of the State of California irrespective of the fact that LAWSON may become a resident of a different state.

     20. AMENDMENT. No change or modification of this Agreement shall be valid unless the same be in writing and signed by both parties. No waiver of any provision of this Letter Agreement shall be valid unless in writing and signed by the person or party to be charged.

     21. SEVERABILITY. If any portion or portions of this Letter Agreement shall be, for any reason, deemed to be invalid or unenforceable, the remaining portion or portions shall nevertheless be valid, enforceable and carried into effect, unless to do so would clearly violate the present legal and valid intention of the parties hereto.

     22. HEADINGS. The headings of this Letter Agreement are inserted for convenience only and are not to be considered in construction of the provisions hereof.

     23. NON-WAIVER OF BREACH. The waiver or condonation by either of the parties hereto of any breach of any provision of this Agreement shall not be construed to be a waiver of any succeeding breach of that provision or as a waiver of a breach of any other provision of this Agreement.

     24. INTEGRATION. This Agreement expresses the entire agreement of the parties regarding its subject matter.

     AGREED this 10th day of May, 1996.

                                        MOLECULAR BIOSYSTEMS, INC.


                                        /s/ Bobba Venkatadri
                                        ---------------------------------------
                                        Bobba Venkatadri
                                        President and Chief Operating Officer



                                        STEVEN LAWSON



                                        /s/ Steven Lawson
                                        ---------------------------------------